Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seaspan Corporation

We consent to the use of our reports dated March 23, 2012, with respect to the consolidated balance sheets of Seaspan Corporation as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Chartered Accountants

April 23, 2012

Vancouver, Canada